(Letterhead)
Moss-Adams LLP
Certified Public Accountants

February 28, 2000


NBG Radio Network, Inc.
520 S.W. 5th Ave., Suite 750
Portland, OR  97204

     Re:  NBG Radio Network, Inc. - Form S-8 Registration Statement

To NBG Radio Network, Inc.:

                  We consent to the incorporation by reference into the Registration Statement of NBG Radio Network, Inc., filed on June 30, 1999 on
Form S-8, of our report dated January 18, 2000, relating to the audited financial statements for the years ended November 30, 1999 and 1998, which report appears in the Annual Report on Form 10-KSB of NBG Radio Network, Inc., for the year ended November 30, 1999, and to all references to our firm included in the registration statement.




                                                  /s/ Moss Adams LLP
                                                  Moss Adams LLP